Exhibit 99.1

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Megan Gallagher (media) 312-580-2289
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE REPORTS 2nd QUARTER 2005 RESULTS

CHICAGO, July 26, 2005 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported second quarter 2005 net income available to common stockholders of $1 million, or breakeven on a diluted share basis.  For the second quarter 2004, the company reported a net loss available to common stockholders of $10 million, or $0.04 per diluted share.  Sales for the three month period were $2.2 billion, up from $2 billion in the second quarter of 2004.

For the first half of 2005, Smurfit-Stone reported a net loss available to common stockholders of $18 million, or $0.07 per diluted share, compared to a year ago net loss of $76 million, or $0.30 per diluted share.  Sales for the first half were $4.2 billion, compared to $4 billion in the first half of 2004.

Commenting on the quarter, Patrick J. Moore, chairman, president and chief executive officer said, “Seasonally stronger volume, higher mill operating rates and moderating costs drove the sequential improvement in second quarter results.   Box prices declined slightly due to inconsistent domestic demand and increased price competition.”

Second quarter operating profits in Smurfit-Stone’s containerboard and corrugated container segment improved $25 million sequentially and $30 million year-over-year.  The company’s containerboard mill operating rate was 92 percent in the seasonally stronger second quarter, up from 88 percent from the prior quarter, but down from 95 percent in the year ago period.  The company’s average domestic kraft linerboard price remained stable in the second quarter, compared to the first quarter 2005, although prices will likely weaken in the third quarter.

Smurfit-Stone’s per day container shipments dropped 2 percent year-over-year, negatively impacted by the closure of 9 box plants last year.  Corrugated container average prices declined 1 percent sequentially, reflecting strong market competition.

Second quarter consumer packaging profits were up $8 million sequentially, but flat compared to the year ago quarter.   Folding carton shipments improved almost 6 percent both sequentially and year-over-year.  While stable with the prior quarter, folding carton prices rose nearly 3 percent in the second quarter, compared with the year ago period.  Improved demand growth and ongoing cost management and productivity improvement initiatives drove sequential earnings improvement in the segment.

Certain costs moderated in the second quarter.  The company’s employee benefit expense fell $24 million from the first quarter.  Improved market and weather conditions resulted in fiber costs improving $8 million sequentially.  Ongoing energy and transportation cost inflation partially offset these gains.

Total debt at the end of the second quarter was $4,579 million, down $54 million from the first quarter 2005.

Commenting on the outlook, Moore said, “The third quarter will be negatively impacted by unfavorable pricing trends in containerboard and corrugated containers.   However, packaging demand should increase as we enter a seasonally strong period for our business.  While inflationary cost pressures will continue, we expect ongoing efforts to mitigate cost increases will provide some offset.   Smurfit-Stone remains committed to taking the actions necessary to reduce debt and build shareholder value.”

Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com. The second quarter call will be held on Tuesday, July 26, at 8:00 a.m. Central Time.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2004, as updated from time to time in the company’s Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2005				2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Containerboard and Corrugated Container Segment

Containerboard System
North American Mill Operating Rates (containerboard only)	87.9%	92.0%			91.5	94.8	94.9	94.2

North American Containerboard Production - M Tons	1,751	1,852			1,790	1,858	1,903	1,887
Year over Year Avg. Domestic Linerboard Price Change	25.2%	15.7%
Sequential Avg. Domestic Linerboard Price Change	-0.1%	-0.3%

Pulp Production - M Tons	141	139			128	146	138	137
SBS/Bleached Board Production - M Tons	65	72			60	74	70	72
Kraft Paper Production - M Tons	52	50			74	72	54	59

Corrugated Containers
North American Shipments - BSF	20.9	21.9			21.4	21.9	22.0	21.2
Per Day North American Shipments - MMSF	337.1	341.5			339.5	348.3	343.0	348.3
Year over Year Avg. Corrugated Price Change	9.4%	7.3%
Sequential Avg. Corrugated Price Change	0.4%	-1.0%

Consumer Packaging Segment

Coated Boxboard Production - M Tons	138	136			141	140	140	139

Folding Cartons
Shipments - M Tons	124	131			128	124	134	131
Year over Year Avg. Folding Carton Price Change	4.2%	2.5%
Sequential Avg. Folding Carton Price Change	2.1%	-0.1%

Multiwall Bags
Shipments - MM Bags	270	280			282	291	295	289
Year over Year Avg. Multiwall Bag Price Change	5.6%	0.0%
Sequential Avg. Multiwall Bag Price Change	4.2%	-7.3%

Other Operations

Fiber Reclaimed and Brokered - M tons	1,636	1,661			1,616	1,609	1,632	1,685

SMURFIT-STONE CONTAINER CORPORATION

SELECTED FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	2005					2004
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net sales	$2,093	$2,153			$4,246	$1,942	$2,038	$2,165	$2,146	$8,291

Income (loss) from operations	$61	$93			$154	$(23)	$63	$149	$74	$263

Net income (loss) available to common stockholders	$(19)	$1			$(18)	$(66)	$(10)	$28	$(9)	$(57)

Diluted earnings (loss) per common share	$(0.07)	$—			$(0.07)	$(0.26)	$(0.04)	$0.11	$(0.04)	$(0.23)

Total reported debt	$4,633	$4,579			N.A.	$4,879	$4,869	$4,788	$4,498	N.A.

Capital expenditures	$66	$73			$139	$42	$39	$58	$80	$219

Pension contributions	$47	$45			$92	$44	$44	$61	$28	$177

	Three Months Ended June 30,					Six Months Ended June 30,
	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total

2005 Segment Results
Revenues	$1,626	$414	$113	$—	$2,153	$3,208	$818	$220	$—	$4,246
Segment profit (loss)	$92	$23	$5	$(113)	$7	$159	$38	$10	$(228)	$(21)

2004 Segment Results
Revenues	$1,528	$410	$100	$—	$2,038	$2,969	$821	$190	$—	$3,980
Segment profit (loss)	$62	$23	$8	$(108)	$(15)	$54	$44	$14	$(231)	$(119)

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$7	$6
Receivables	313	254
Retained interest in receivables sold (Note 1)	140	158
Inventories	783	786
Deferred income taxes	148	142
Prepaid expenses and other current assets	68	60
Total current assets	1,459	1,406

Net property, plant and equipment	4,567	4,638
Timberland, less timber depletion	44	44
Goodwill	3,309	3,301
Other assets	322	336

	$9,701	$9,725

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$25	$19
Accounts payable	606	604
Accrued compensation and payroll taxes	188	191
Interest payable	95	95
Other current liabilities	164	207
Total current liabilities	1,078	1,116

Long-term debt, less current maturities	4,554	4,479
Other long-term liabilities	1,015	1,048
Deferred income taxes	799	823

Stockholders’ equity
Preferred stock	87	85
Common stock	3	3
Additional paid-in capital	4,001	3,992
Retained earnings (deficit)	(1,525)	(1,507)
Accumulated other comprehensive income (loss)	(311)	(314)
Total stockholders’ equity	2,255	2,259

	$9,701	$9,725

Note 1:          At June 30, 2005 and December 31, 2004, $613 million and $624 million, respectively, of receivables had been sold under two accounts receivable programs, of which the company retained a subordinated interest.  The off-balance sheet Stone Receivables Corporation debt and funding received from the Canadian accounts receivable program totaled $464 million and $451 million, respectively as of those dates.  See our Annual Report on Form 10-K for the year ended December 31, 2004 for further description of these programs.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$2,153	$2,038	$4,246	$3,980
Costs and expenses
Cost of goods sold	1,864	1,782	3,699	3,532
Selling and administrative expenses	193	191	389	391
Restructuring charges	3	2	4	17
Income from operations	93	63	154	40
Other income (expense)
Interest expense, net	(87)	(85)	(173)	(171)
Other, net (Note 1)	1	7	(2)	12
Income (loss) before income taxes	7	(15)	(21)	(119)
Benefit from (provision for) income taxes	(3)	8	9	49
Net income (loss)	4	(7)	(12)	(70)
Preferred stock dividends and accretion	(3)	(3)	(6)	(6)
Net income (loss) available to common stockholders	$1	$(10)	$(18)	$(76)

Basic and diluted earnings per common share
Net income (loss) available to common stockholders	$—	$(0.04)	$(0.07)	$(0.30)

Weighted average shares outstanding	255	253	254	252

Note 1:	2005 includes non-cash foreign currency gains of $5 million for the 2nd quarter and $4 million year-to-date.
2004 includes non-cash foreign currency gains of $7 million for the 2nd quarter and $10 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2005	2004

Cash flows from operating activities
Net loss	$(12)	$(70)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Depreciation, depletion and amortization	207	209
Amortization of deferred debt issuance costs	4	6
Deferred income taxes	(27)	(56)
Pension and postretirement benefits	(20)	(18)
Non-cash foreign currency gains.	(4)	(10)
Non-cash restructuring charges.	2	7
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables.	(44)	(99)
Inventories	(1)	(16)
Prepaid expenses and other current assets	1	(14)
Accounts payable and accrued liabilities	(45)	23
Interest payable	1	1
Income tax benefit on exercise of employee stock options		6
Other, net.	3	6

Net cash provided by (used for) operating activities	65	(25)

Cash flows from investing activities
Expenditures for property, plant and equipment.	(139)	(81)
Proceeds from property and timberland disposals and sale of businesses	6	12
Payments on acquisitions	(5)

Net cash used for investing activities	(138)	(69)

Cash flows from financing activities
Proceeds from long-term debt	72
Net borrowings of debt	7	57
Preferred dividends paid.	(4)	(4)
Proceeds from exercise of stock options	1	45
Deferred debt issuance costs	(2)	(2)

Net cash provided by financing activities	74	96

Increase in cash and cash equivalents.	1	2
Cash and cash equivalents
Beginning of period	6	12

End of period	$7	$14

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net income (loss)	$4	$(7)	$(12)	$(70)
(Benefit from) provision for income taxes	3	(8)	(9)	(49)
Interest expense, net.	87	85	173	171
Depreciation, depletion and amortization	104	106	207	209
EBITDA (Note 1)	198	176	359	261
Receivables discount expense	4	1	8	2
Restructuring charges	3	2	4	17
Non-cash foreign exchange (gain) loss	(5)	(7)	(4)	(10)
Adjusted EBITDA (Note 1)	$200	$172	$367	$270

Note 1:  “EBITDA” is defined as net income (loss) before (benefit from) provision for income taxes, interest expense, net and depreciation, depletion and amortization.  “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above.  EBITDA and Adjusted EBITDA are presented in order to provide an indication of our ability to service debt and are important measures to use because of our highly leveraged position.  They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations for the periods presented.  EBITDA and Adjusted EBITDA are not measurements under accounting principles generally accepted in the United States and may not be similar to EBITDA and Adjusted EBITDA measurements of other companies.